Exhibit 99.22

THIS CONVERTIBLE PROMISSORY NOTE AND THE SECURITIES REPRESENTED HEREBY MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR OTHERWISE DISPOSED OF WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, ANY APPLICABLE STATE SECURITIES LAWS AND ANY APPLICABLE BLUE SKY ACTS, UNLESS AND UNTIL THE HOLDER HEREOF PROVIDES (i) INFORMATION SATISFACTORY TO THE BORROWER THAT SUCH REGISTRATION IS NOT REQUIRED, OR (ii) AN OPINION OF COUNSEL ACCEPTABLE TO THE BORROWER THAT SUCH REGISTRATION IS NOT REQUIRED.

THIS CONVERTIBLE PROMISSORY NOTE AND THE SECURITIES REPRESENTED HEREBY MAY NOT BE TRANSFERRED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED, OR OTHERWISE DISPOSED OF UNLESS SUCH TRANSFER COMPLIES WITH THE PROVISIONS OF THAT CERTAIN LOAN AGREEMENT DATED AS OF JUNE 14, 2013 BY AND BETWEEN THE BORROWER AND THE LENDER (EACH AS DEFINED BELOW) (AS THE SAME MAY BE AMENDED FROM TIME TO TIME, THE “LOAN AGREEMENT”), A COPY OF WHICH IS ON FILE AND MAY BE INSPECTED AT THE PRINCIPAL OFFICE OF THE BORROWER. NO TRANSFER OF THIS CONVERTIBLE PROMISSORY NOTE OR THE SECURITIES REPRESENTED HEREBY WILL BE MADE ON THE BOOKS OF THE BORROWER UNLESS ACCOMPANIED BY EVIDENCE OF COMPLIANCE WITH THE TERMS OF SUCH LOAN AGREEMENT.

CONVERTIBLE PROMISSORY NOTE

$25,000,000.00	Dallas, Texas Reissue Date: June 14, 2013 Original Issue Date: July 11, 2011

FOR VALUE RECEIVED, the undersigned, CLEAN ENERGY FUELS CORP., a Delaware corporation (the “Borrower”), promises to pay to T. BOONE PICKENS, an individual (the “Lender”), at 8117 Preston Road, Suite 260, Dallas, Texas 75225, or at such other place as may be designated in writing by the holder of this Note, the principal sum of Twenty-five Million Dollars ($25,000,000.00) or so much as is advanced under this Note, together with interest thereon at the rates hereafter specified, payable as follows:

Except as otherwise provided herein, advances on this Note will bear interest from the date advances hereunder are made until payment in full at a per annum rate equal to 7.5% under the terms of the Loan Agreement. All interest will be computed for the actual number of days elapsed on the basis of a year consisting of three hundred sixty (360) days.

Provided no Default has occurred or is continuing under the Loan Agreement, the entire unpaid principal balance of this Note and all accrued and unpaid interest will be due and payable on July 11, 2018 (the “Maturity Date”).

Except as otherwise defined herein, all terms defined or referenced in the Loan Agreement will have the same meanings herein as therein. Except as provided in the Loan Agreement, each payment will be applied first to the payment of accrued unpaid interest and the balance, if any, will be applied to the unpaid principal balance of this Note. Any sum not paid when due will bear interest at 13% per annum compounded quarterly and will be paid at the time of and as a condition precedent to the curing of any Default. The Borrower will not have the right to prepay this Note, in whole or in part. Any such payment will be applied first to accrued and unpaid interest on the unpaid principal balance of this Note.

THIS NOTE IS TO BE CONSTRUED ACCORDING TO THE LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO THE PRINCIPLES OF THE CONFLICT OF LAWS. The Borrower agrees that if, and as often as, this Note is placed in the hands of an attorney for collection or to defend or enforce any of the holder’s rights hereunder or under any instrument securing payment of the same, the Borrower will pay to such holder its reasonable attorneys’ fees and all expenses incurred in connection therewith.

This Note is issued subject to the terms of the Loan Agreement including the restrictions on assignment and transfer contained therein. Subject to the terms of the Loan Agreement, on the occurrence of a Default, at the option of the holder, the entire unpaid indebtedness evidenced by this Note will become due, payable and collectible then or thereafter as the holder may elect, regardless of the date of maturity of this Note. Failure by the holder to exercise such option will not constitute a waiver of the right to exercise the same in the event of any subsequent Default.

This Note may be: (a) voluntarily exchanged for; (b) required to be exchanged for; or (c) repaid in, equity of the Borrower as provided in the Loan Agreement. Advances and payments hereunder may, at the option of the Lender, be recorded on this Note or on the books and records of the Lender and will be prima facie evidence of such advances, payments and unpaid balance of this Note. At no time will the aggregate amount of all advances made under this Note be greater than the face value of this Note.

The makers, endorsers, sureties, guarantors and all other persons who may become liable for all or any part of this obligation severally waive any notices required by applicable law including, without limitation, notices for presentment for payment, protest, demand and notice of nonpayment. Said parties consent to any extension of time (whether one or more) of payment hereof, the modification (whether one or more) of payment hereof, release or substitution of all or part of the security for the payment hereof or release of any party liable for payment of this obligation. Any such extension or release may be made without notice to any such party and without discharging such party’s liability hereunder.

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IN WITNESS WHEREOF, the Borrower has executed this instrument effective the date first above written.

BORROWER

CLEAN ENERGY FUELS CORP.,
a Delaware corporation

By:	/s/ Richard R. Wheeler
Richard R. Wheeler
Chief Financial Officer

[Signature page to Convertible Promissory Note: Pickens—Tranche 1]